                          AGREEMENT AND PLAN OF MERGER


                  This Agreement and Plan of Merger is made on the 16th day of June 1999 by and among (i) Aptec Instruments Ltd., an Ontario corporation, which, prior to the Closing (as defined below), shall be continued as a corporation formed under the laws of the province of New Brunswick, Canada ("Aptec"), (ii) Nuclear Research Corporation, a Pennsylvania corporation ("NRC"), and (iii) Aptec Acquisition Corp., a Pennsylvania corporation which is a wholly-owned subsidiary of Aptec ("Newco").

WHEREAS, the Boards of Directors of Aptec and NRC deem it in the best interests of Aptec and NRC and their respective shareholders that Aptec and NRC combine their businesses and operations in a transaction pursuant to which Aptec will own 100% of the capital stock of NRC;

WHEREAS, the issued and outstanding share capital of Aptec consists of 30,780 shares of common stock, no par value ("Aptec Common Stock") all of which are currently owned by the shareholders whose names appear on Exhibit A (the "Aptec Shareholders"); and

WHEREAS, the issued and outstanding capital stock of NRC consists of 27,658 shares of common stock, par value $5.00 per share (the "NRC Common Stock"), of which 15,502 shares are owned by the shareholders whose names appear on Exhibit B hereto (the "Pollock Holders") and 12,156 shares are owned by other shareholders.


                                    ARTICLE I

                                   THE MERGER

                  Section 1.01   The Merger.
                                 -----------

                  (a) At the Effective Time (as defined in Section 1.01(c)), NRC shall be merged (the "Merger") with and into Newco in accordance with the Pennsylvania Business Corporation Law of 1988 , as amended (the "PBCL"), whereupon the separate existence of NRC will cease, and Newco shall be the surviving corporation (the "Surviving Corporation").

                  (b) The closing of the Merger (the "Closing") will take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second Business Day after satisfaction of the conditions set forth in Article V, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless the parties agree in writing to another time, date or place.

                  (c) Upon the Closing, NRC and Newco will file articles of merger with the Department of State of the Commonwealth of Pennsylvania and make all other filings or recordings required by Pennsylvania law in connection with the Merger. The Merger will become effective at such time as the articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania (the "Effective Time").

                  The amounts in Section 1.02 are to be adjusted to reflect the purchase price adjustments set forth in Schedule A of the Stock Acquisition Agreement.

                  (d) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of NRC and Newco, all as provided under the PBCL.

                  Section 1.02   Merger Consideration. At the Effective Time:
                                 ---------------------
                  (a) Each share of NRC Common Stock issued and outstanding immediately prior to the Effective Time held by the Public Shareholders (as defined below) shall be converted into the right to receive from Newco $226.02 per share in cash (the "Cash Consideration") and each NRC option, warrant and other rights to acquire shares under any stock option or purchase plan, program or similar arrangement (each, as amended, an "Option Plan" and such option, warrant and other rights, "Stock Options") held by a Public Shareholder immediately prior to the Effective Time shall be converted into the right to receive in cash from Newco the difference between the Cash Consideration and the exercise price of such Stock Options as set forth on Schedule 1.02(a).

                  (b) Nine Hundred and Fifty (950) of the shares of NRC Common Stock held by the Pollock Holders issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from Newco $226.02 per share in cash. The remaining 14,552 shares of NRC Common Stock held by the Pollock Holders issued and outstanding immediately prior to the Effective Time shall be exchanged with Newco for 7,055 shares of Aptec Common Stock (an exchange ratio of .4848 share of Aptec Common Stock per share of NRC Common Stock). Accordingly, assuming that the Pollock Holders own 15,502 shares of NRC Common Stock at the Effective Time, the Pollock Holders will receive an aggregate of 7,055 shares of Aptec Common Stock and $214,799 in cash.

                  (c) The Stock Options of NRC Common Stock set forth on
Schedule 1.02(c) held by the Pollock Holders immediately prior to the Effective Time (the "Pollock Warrants") shall be exchanged for 5,665 shares of Aptec Common Stock and the Pollock Warrants shall be canceled.

                  (d) At the Effective Time, the share certificates for the NRC Common Stock held by the Pollock Holders (the "Pollock Share Certificates") and the Pollock Warrants shall each be automatically converted into the number of shares of Aptec Common Stock provided in Sections 1.02(b) and (c). Upon delivery to Aptec by the Pollock Holders of the Pollock Share Certificates and the Pollock Warrants, Aptec shall issue new Aptec share certificates in exchange therefor. The aggregate of 12,720 shares of Aptec Common Stock issued to the Pollock Holders under Sections 1.02(b) and (c) shall represent 29.241% of the shares of all classes of equity securities of Aptec (including options, warrants and convertible securities) outstanding immediately after the Effective Time.

                  (e) Notwithstanding the foregoing amounts in Section 1.02 are to be adjusted to reflect the purchase price adjustments set forth in Schedule A of the Stock Acquisition Agreement.

                  Section 1.03 Letter of Transmittal. Promptly after the Effective Time, Newco will mail to each record holder of NRC Common Stock at the Effective Time other than the Pollock Holders ("Public Shareholder" or in the plural "Public Shareholders") (i) a letter of transmittal (the "Letter of Transmittal") that will specify that delivery will be effected, and risk of loss and title to the certificates formerly representing the NRC Common Stock will pass, upon delivery of such certificates to the Surviving Corporation and will be in such form and have such other provisions, including appropriate provisions with respect to back-up withholding, as Newco reasonably may specify and (ii) instructions for effecting the surrender of the certificates formerly representing shares of NRC Common Stock in exchange for the Cash Consideration, without interest. The Letter of Transmittal shall contain customary provisions for lost certificates.

                  Section 1.04   Surrender and Payment.
                                 ----------------------

                  (a) Upon surrender for cancellation to Newco of a certificate formerly representing shares of NRC Common Stock, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, a Public Shareholder will be entitled to receive a check from Newco in the amount equal to the aggregate amount of the Cash Consideration which such holder has the right to receive pursuant to the provisions of this Article I. After the Effective Time and until so surrendered, each certificate representing shares of NRC Common Stock will represent for all purposes only the right to receive the Cash Consideration and shall have no further rights except as provided in Section 1.09.

                  (b) If the Cash Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the surrendered certificate or certificates are registered, it will be a condition of such delivery that the surrendered certificate or certificates shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the delivery of the Cash Consideration to a Person other than the registered holder of the surrendered certificate or certificates or such Person shall establish to the satisfaction of the Surviving Corporation that any such Tax has been paid or is not applicable.

                  Section 1.05 Withholding of Tax. Newco will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of NRC Common Stock such amounts as Newco reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. Such withheld amounts will be treated for all purposes of this Agreement as having been paid to the former holder of NRC Common Stock in respect of whom such deduction and withholding was made by Newco.

                  Section 1.06 Stock Transfer Books. At the Effective Time, the stock transfer books of NRC will be closed and there will be no further registration of transfers of shares of NRC Common Stock on the records of NRC. Certificates formerly representing shares of NRC Common Stock that are presented to the Surviving Corporation after the Effective Time will be canceled.

                  Section 1.07 Stock Option Plans. As of the Effective Time, all existing Option Plans of NRC shall terminate and any rights under any provisions in any other plan, program or arrangement providing for the issuance or grant by NRC of any interest in respect of the capital stock of NRC shall be canceled.

                  Section 1.08 Shareholder Approval. This Agreement shall be governed by Section 1906 of the PBCL. This Agreement will be submitted for adoption and approval to the holders of shares of NRC Common Stock at a special meeting of the NRC shareholders convened for such purpose in accordance with the provisions of this Agreement. The affirmative vote of the holders of shares of NRC Common Stock representing a majority of the votes that may be cast by the holders of all outstanding shares of NRC Common Stock (voting together as a single class) is required to approve this Agreement. No other approval of NRC's shareholders shall be required in order to consummate the Merger. Concurrently herewith, the Pollock Holders have entered into the Voting Agreement attached hereto as Exhibit C.

                  Section 1.09 Dissenters Rights. Notwithstanding any provision of this Agreement to the contrary, NRC Common Stock that is outstanding immediately prior to the Effective Time and that is held by Public Shareholders who shall have dissented and demanded the right to receive the fair value of their shares of NRC Common Stock in accordance with, and otherwise complied in all respects with, Sections 1930 and 1571 through 1580 of the PBCL (collectively, the "Dissenting Shares") shall be canceled but not converted into or represent the right to receive the Cash Consideration. Such Public Shareholders shall be entitled instead to receive payment of the fair value of such Dissenting Shares (which may be more than, equal to, or less than the Cash Consideration) in accordance with the provisions of such Sections 1930 and 1571 through 1580 of the PBCL, except that all shares of NRC Common Stock held by Public Shareholders who shall fail to perfect or who effectively withdraw or lose their rights to be paid the fair value for such NRC Common Stock under such Sections 1930 and 1571 through 1580 of the PBCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Cash Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.04, of the certificate or certificates that formerly evidenced such shares of NRC Common Stock.


                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF NRC

                  NRC represents and warrants to Aptec and Newco as follows:

                  Section 2.01 Corporate Existence and Power. NRC is a corporation duly incorporated, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has all corporate power required to carry on its business as now conducted. Except as set forth in Schedule 2.01, NRC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect.

NRC has delivered to Aptec copies of NRC's articles of incorporation and by-laws as currently in effect.

                  Section 2.02 Corporate Authorization. The execution, delivery and performance by NRC of this Agreement and the consummation by NRC of the transactions contemplated hereby are within NRC's corporate powers and, except for the approval and adoption by NRC's shareholders of this Agreement and the Merger, have been duly authorized by all necessary corporate action on the part of NRC. This Agreement has been duly and validly executed and delivered by NRC and, assuming the due and valid authorization, execution and delivery of this Agreement by Aptec and Newco constitutes a valid and binding agreement of NRC, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of NRC has approved the Merger, this Agreement and the transactions contemplated hereby. Howard, Lawson & Co. has delivered to the Board of Directors of NRC its opinion that the Allocation (as such term is defined in such opinion) of the value of the transactions is fair to the Public Shareholders from a financial point of view. No other corporate proceedings on the part of NRC are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the approval and adoption of the Merger and this Agreement by the shareholders of NRC.

                  Section 2.03 Governmental Authorization. The execution, delivery and performance by NRC of this Agreement and the consummation by NRC of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than: (i) the filing of the articles of merger as contemplated by Section 1.01(a); (ii) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act") and (iii) compliance with any applicable requirements under any contracts with a Governmental Entity to which NRC is a party.

                  Section 2.04 Non-contravention. Except as set forth on
Schedule 2.04, the execution, delivery and performance by NRC of this Agreement and the consummation by NRC of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the articles of incorporation or by-laws of NRC; (ii) contravene or conflict with or constitute a violation of any provision of any state or federal law, regulation, judgment, injunction, order or decree and to the knowledge of NRC, any foreign law or regulation binding upon or applicable to NRC or any NRC Subsidiary; (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any material right or obligation of NRC or any NRC Subsidiary or to a loss of any material benefit to which NRC or any NRC Subsidiary is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon NRC or any NRC Subsidiary or any of their respective assets; or (iv) result in the creation or imposition of any Lien on any material asset of NRC or any NRC Subsidiary.

                  Section 2.05   Capitalization.
                                 ---------------

                  (a) As of June 16, 1999, the authorized capital stock of NRC consisted solely of 60,000 shares of NRC Common Stock, of which 27,658 were issued and outstanding.

                  (b) As of June 16, 1999, there were outstanding Stock Options and Pollock Warrants to purchase an aggregate of 20,230 shares of NRC Common Stock, held by the persons and in the amounts appearing in Schedule 1.02(a) and
Schedule 1.02(c).

                  (c) All outstanding shares of NRC Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 2.05, there are outstanding (i) no shares of capital stock or other voting securities of NRC, (ii) no securities of NRC convertible into or exchangeable for shares of capital stock or voting securities of NRC and
(iii) no options or other rights to acquire from NRC, and no obligation of NRC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of NRC. The securities described in Section 2.05(a) and Section 2.05(b) are referred to collectively as the "NRC Securities". Except pursuant to the terms of the NRC Securities, there are no outstanding obligations of NRC or any NRC Subsidiary to repurchase, redeem or otherwise acquire any NRC Securities.

                  (d) There are no outstanding contractual obligations of NRC or any NRC Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than to wholly-owned NRC Subsidiaries, in the ordinary course of business consistent with past practice.

                  Section 2.06   Subsidiaries.
                                 -------------

                  (a) Except as set forth on Schedule 2.06(a), each NRC Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all corporate, partnership or similar powers required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except any jurisdiction where the failure to so qualify or be in good standing would not have a Material Adverse Effect. All NRC Subsidiaries and their respective jurisdictions of organization are identified in Schedule 2.06(b).

                  (b) All of the outstanding shares of capital stock of, or other ownership interests in, each NRC Subsidiary, are owned by NRC, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of NRC convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any NRC Subsidiary or (ii) options or other rights to acquire from NRC or any NRC Subsidiary, and no other obligation of NRC or any NRC Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any NRC Subsidiary. The securities described in clauses (i) and
(ii) above are referred to collectively as the "NRC Subsidiary Securities". There are no outstanding obligations of NRC or any NRC Subsidiary to repurchase, redeem or otherwise acquire any outstanding NRC Subsidiary Securities or pay any dividend or make any other distribution in respect thereof to a Person other than NRC or a wholly-owned NRC Subsidiary.

                  Section 2.07 SEC Filings. NRC has filed with the SEC all forms, reports, definitive proxy statements, schedules and registration statements required to be filed with the SEC since January 1, 1996 through and including the date hereof (the "SEC Reports"). No NRC Subsidiary is required to file any report, form or document with the SEC. As of its respective filing date, no SEC Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The SEC Reports when filed complied in all material respects with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act.

                  Section 2.08   Financial Statements.
                                 ---------------------

                  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of NRC included in the SEC Reports (including, without limitation, the audited consolidated balance sheet at June 30, 1998 (the "Balance Sheet") and the unaudited consolidated balance sheet at March 31, 1999 (the "Interim Balance Sheet") (collectively, the "Financial Statements") fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto or in the case of unaudited interim financial statements as permitted by Form 10-Q or 10-QSB of the SEC), the consolidated financial position of NRC and its consolidated NRC Subsidiaries as of the dates thereof and its consolidated statements of operations, shareholders' equity and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements have been prepared from the books and records of NRC and the NRC Subsidiaries maintained in the ordinary course of business and reflect and provide adequate reserves in respect of all known liabilities of NRC and the NRC Subsidiaries, including all known contingent liabilities, as of their respective dates.

                  (b) NRC and each of the NRC Subsidiaries keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity. None of NRC or any of the NRC Subsidiaries, and no employee, agent or shareholder of any such entity, directly or indirectly has made any payment of funds of any such entity or received or retained any funds in violation of any applicable law, rule or regulation.

                  Section 2.09 Disclosure Documents. The Proxy Statement and any amendment or supplement thereto, when filed, will comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of NRC and at the time such shareholders vote on the approval and adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact

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or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 2.09 do not apply to statements in or omissions from the Proxy Statement or any amendment or supplement thereto based upon information furnished to NRC in writing by Aptec or Eurisys Mesures SA ("EM") for use therein.

                  Section 2.10 Absence of Certain Changes or Events. Since June 30, 1998, except as disclosed in the SEC Reports, there has not been: (i) any change in the business, operations or financial condition of NRC or any of the NRC Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of NRC, or any repurchase, redemption or other acquisition by NRC or any of the NRC Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, NRC or any of the NRC Subsidiaries; (iii) any incurrence, assumption or guarantee by NRC or any of the NRC Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices; or (iv) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of NRC or any of the NRC Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 2.11   Real Property.
                                 --------------

                  (a) Set forth on Schedule 2.11(a) is (i) a complete list of all real property (the "Owned Property") that NRC or any of the NRC Subsidiaries owns, or in which NRC or any of the NRC Subsidiaries has legal or equitable title and (ii) a description of each lease of real property under which NRC or any of the NRC Subsidiaries is a lessee, lessor, sublessee or sublessor (the "Leased Property"). The Owned Property and the Leased Property sometimes collectively are referred to as the "Real Property". True and complete copies of all leases to which NRC or any Subsidiary is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests (the "Property Leases"), and to the extent in possession of NRC or any NRC Subsidiary of all deeds, title insurance policies, surveys, mortgages, agreements and other documents granting to NRC or any of the NRC Subsidiaries title to or an interest in any Real Property (the "Title Documents"), have been made available to Aptec.

                  (b) With respect to the Property Leases, no breach or event of default on the part of NRC or any NRC Subsidiary to any of the Property Leases and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default, have occurred and are continuing unremedied. All the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. All rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Lease. The Merger does not require the consent of any party to, constitute an event of default under or trigger any options to terminate or otherwise change the existing terms of any Property Lease.

                  (c) With respect to the Title Documents, to NRC's knowledge, no breach or event of default on the part of NRC or any NRC Subsidiary, or on the part of any other party thereto and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default under any term, covenant or condition of such Title Documents, has occurred and is continuing unremedied.

                  (d) NRC and the Subsidiaries have good and marketable title in fee simple to the Owned Property and to all plants, buildings and improvements thereon, free and clear of any mortgages, Liens, security interests, claims, charges, imperfections of title, encroachments, easements, rights-of-way, squatters' rights, encumbrances, covenants, conditions or restrictions ("Impairments"), except for those Impairments that are described on Schedule 2.11(d) or described in the Title Documents.

                  (e) To NRC's knowledge, the buildings and improvements owned or leased by NRC or any NRC Subsidiary, and the operation or maintenance thereof as operated and maintained do not, (i) contravene any zoning or building law or ordinance or other administrative regulation (including but not limited to those relating to zoning, land division, building, fire, health and safety) or (ii) violate any restrictive covenant or any provision of federal, state, local or foreign law.

                  (f) There is no pending or, to NRC's knowledge, threatened condemnation or eminent domain proceeding with respect to, or that could affect, any Owned Property or Leased Property.

                  (g) Schedule 2.11(g) includes a complete and accurate list of the property classifications for zoning purposes of all Real Property as of the date hereof. Each parcel of Real Property is currently being used in a manner that is consistent with and in compliance with the property classification assigned to it for zoning purposes.

                  Section 2.12 Personal Property. NRC and the NRC Subsidiaries have good and marketable title to all personal property reflected on the Balance Sheet and all personal property acquired by NRC or any of the NRC Subsidiaries since the date of the Balance Sheet (except such personal property as has been disposed of in the ordinary course of business), free and clear of any Liens (as hereinafter defined), except for: (i) the Liens identified on Schedule 2.12;
(ii) Liens for current taxes not yet due and payable or delinquent; and (iii) mechanics', carriers', workmen's, and similar Liens arising in the ordinary course of business.

                  Section 2.13 Accounts Receivable. All accounts receivable of NRC that are reflected on the Financial Statements or the accounting records of NRC and the NRC Subsidiaries as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date collectible within 360 days of the date due. Except as set forth in Schedule 2.13(a), there is no contest, claim, or right of setoff other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.13(b) contains complete and accurate lists of all Accounts

Receivable as of the date of the Interim Balance Sheet and as of the date of this Agreement, which lists set forth the aging of such Accounts Receivable. Since the date of the Interim Balance Sheet, NRC has not written off or written down or created reserves against any Accounts Receivable and from the date hereof to the Closing Date, NRC will not write-off or write down or create reserves against any Accounts Receivable.

                  Section 2.14   Personnel.
                                 ----------

                  (a) Set forth on Schedule 2.14 (a) is a true and complete list of:

                      (i) the name of each person employed by NRC or any NRC Subsidiary (other than hourly employees) whose total compensation for services rendered, including without limitation bonuses and deferred compensation, for the fiscal year ended June 30, 1998 was in excess of the rate of $40,000 per year, the title or job classification of each such person and the current compensation of each such person;

                      (ii) the name of each person, if any, holding tax or other powers of attorney from NRC or any NRC Subsidiary and a summary of the terms thereof;

                      (iii) the name and title or job description of each director and officer, and each other key employee, of NRC and each of the NRC Subsidiaries; and

                      (iv) the name and title or job description of each employee in respect of whom NRC is the beneficiary of a life insurance policy, and the details of such policy.

                  (b) Except as set forth on Schedule 2.14(b), since June 30, 1998, there has been no material change in the rate of total compensation for services rendered, including without limitation bonuses and deferred compensation, for any of the employees listed on Schedule 2.14(a), and the bonuses and deferred compensation established for the fiscal year ending June 30, 1998 were consistent with the past practices of NRC for similar employees in similar situations.

                  Section 2.15   Labor Matters.
                                 --------------

                  (a) Except as set forth on Schedule 2.15, neither NRC nor any NRC Subsidiary is a party to any contract or collective bargaining agreement with any labor organization. Other than as set forth on Schedule 2.15, no organization or representation question is pending respecting the employees of NRC or the NRC Subsidiaries, and no such question has been raised within the preceding three years.

                  (b) All reasonably anticipated obligations of NRC or the NRC Subsidiaries, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, vacation and other forms of compensation payable to the officers, directors and other employees of NRC or the NRC Subsidiaries have been paid or adequate accruals therefore have been made in the Balance Sheet.

                  (c) There is no claim, grievance, arbitration, negotiation, suit, action or charge of or by any employee of NRC or any NRC Subsidiary pending against NRC or any NRC Subsidiary before the National Labor Relations Board or any state or local agency or in any court, nor to NRC's knowledge is there any basis therefor. NRC and the NRC Subsidiaries have complied, in respect of their employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, and to NRC's actual knowledge, all foreign jurisdictions and all agencies and instrumentalities of the foregoing, except where the failure to so comply would not have a Material Adverse Effect.

                  (d) NRC has made available to Aptec copies of all claims, complaints, reports or other documents in NRC's files concerning NRC or any NRC Subsidiary or their employees made by or against NRC or any NRC Subsidiary during the past five years pursuant to workers' compensation laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935 or any other federal or state laws relating to employment of labor.

                  Section 2.16   Environmental Matters.
                                 ----------------------

                  (a) (i)   Except as set forth on Schedule 2.16, none of
         NRC, the NRC Subsidiaries nor any previous owner, tenant, occupant, operator or user of any Real Property or Former Real Property (as hereinafter defined) or any other Person has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property or Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, reclaiming, recycling, dumping or disposal of any Hazardous Materials (as hereinafter defined) on, under, in or about any Real Property or Former Real Property (as hereinafter defined), or transported any Hazardous Materials to, from or across any Real Property or Former Real Property (as hereinafter defined). No Hazardous Materials currently are produced, incorporated in any construction, deposited, stored or otherwise located on, under, in or about any Real Property other than in compliance in all material respects with Environmental Requirements.

                      (ii) Except as set forth on Schedule 2.16, no Hazardous Materials have migrated from any Real Property or Former Real Property onto or under other properties, and no Hazardous Materials have migrated or threatened to migrate from other properties onto or under any Real Property.

                      (iii) Except as set forth on Schedule 2.16, no underground improvement, including without limitation treatment or storage tank or water, gas or oil well, is or ever has been located on any Real Property or Former Real Property. All underground treatment and storage tanks, if any, have been exhumed and disposed of, and all portions of the Real Property and Former Real Property and all groundwater contaminated by any Hazardous Materials contained therein, have been remediated in full compliance with all Environmental Requirements.

                      (iv) All Real Property and Former Real Property and all current and past activities thereon, during NRC's ownership and operation, including without limitation the use, maintenance and operation of all Real Property and Former Real Property and all activities and conduct of business related thereto, currently comply and at all times in the past during NRC's ownership and operation have complied in all material respects with all Environmental Requirements.

                      (v) None of NRC, the NRC Subsidiaries nor, any current or prior owner or occupant of any Real Property or Former Real Property has received any notice or other communication concerning or has any knowledge of (A) any violation or alleged violation of Environmental Requirements, whether or not corrected or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Real Property, Former Real Property, or material transported to, from or across any Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or threatened against NRC or any of the NRC Subsidiaries relating to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials on any Real Property or Former Real Property.

                  (b) For the purposes of this Agreement:

                      (i) "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, Liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, including without limitation reasonable attorney's fees and disbursements and consultants' fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, about or beneath the Real Property or Former Real Property, or migrating or threatening to migrate to or from the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

                      (ii)  "Environmental Requirements" means all
         applicable statutes, regulations, rules, ordinances, codes, actions, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items of all federal state, and local governmental branches agencies, departments, commissions, boards, bureaus or instrumentalities domestic and foreign, having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials.

                      (iii) "Former Real Property" means any real property in which NRC or any of the NRC Subsidiaries heretofore held but no longer holds a fee, leasehold or other legal, beneficial or equitable interest.

                      (iv) "Hazardous Materials" means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a "hazardous waste," "hazardous substance" or "pollutant" or "contaminate" under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property poses a hazard to the health or safety of persons on or about any Real Property or Former Real Property; (E) the presence of which on adjacent properties constitutes a trespass by NRC or an NRC Subsidiary; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

                  (c) Except as set forth on Schedule 2.16, NRC and the NRC Subsidiaries have complied in all material respects with all Environmental Requirements.

                  (d) NRC has made available to Aptec true and complete copies of all claims, complaints, reports assessments, audits, investigations and other documents in the possession of or obtainable by NRC made by, on behalf of or against NRC or any NRC Subsidiary during the past five (5) years pertaining to Environmental Requirements or Hazardous Materials.

                  (e) Notwithstanding anything to the contrary in this Section 2.16, all representations made by NRC in this Section 2.16 with respect to the actions or omissions of any current or prior owner or occupant of any Real Property or Former Real Property, other than NRC or any NRC Subsidiary, are made to the actual knowledge of NRC.

                  Section 2.17 Non-ERISA Plans. Set forth on Schedule 2.17 is a complete list of each current employment contract and consulting agreement entered into by NRC or any NRC Subsidiary, or by which NRC or any NRC Subsidiary is bound (b), and each deferred compensation, bonus, incentive compensation, restricted stock, stock option, employee stock purchase, savings, severance or termination pay agreement or plan and any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, not required to be listed on Schedule 2.18, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by NRC or any NRC Subsidiary for the benefit of any current or former director, officer or employee of NRC or any NRC Subsidiary (the "Non- ERISA Plans").

                  Section 2.18   ERISA Plans.
                                 ------------

                  (a) Except as set forth on Schedule 2.18(a), there is no employee pension benefit plan (the "Pension Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") or employee welfare benefit plan (the "Welfare Plans" and, together with the Pension Plans, collectively referred to as the "ERISA Plans") as defined in

Section 3(1) of ERISA established, maintained or contributed to by NRC or any ERISA Affiliate or to which NRC or any ERISA Affiliate had an obligation to contribute during the five years preceding the date hereof. As used herein, the term "ERISA Affiliate" means a corporation which is a member of a controlled group of corporations with NRC or any NRC Subsidiary within the meaning of
Section 414(b) of the Internal Revenue Code of 1986 (the "Code"), a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with NRC or any NRC Subsidiary within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with NRC or any NRC Subsidiary within the meaning of Section 414(m) or
Section 414(o) of the Code.

                  (b) Except as set forth on Schedule 2.18(b), no contract, agreement, plan or other arrangement, whether or not an ERISA Plan (other than this Agreement), exists pursuant to which the execution of this Agreement would trigger an obligation by NRC or any NRC Subsidiary to pay any amount or provide any property to any employee, officer or director of NRC or any of the NRC Subsidiaries.

                  Section 2.19 Compliance with Law. Except as set forth in
Schedule 2.16 or 2.19, NRC and the NRC Subsidiaries, their officers, directors, agents and employees have complied with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, to NRC's actual knowledge all applicable foreign jurisdictions, all agencies and instrumentalities of the foregoing and all national and international self-regulatory bodies and authorities in respect of the conduct of NRC's and the NRC Subsidiaries' business and ownership of their properties, except where such failure to comply would not have a Material Adverse Effect.

                  Section 2.20 Litigation. Except as set forth on Schedule 2.20, there is no action, suit, claim, proceeding, inquiry or investigation pending or, to NRC's knowledge, threatened, against or affecting NRC or any NRC Subsidiary, or the assets, properties, business or business prospects of NRC or any NRC Subsidiary, or relating to or involving the transactions contemplated by this Agreement at law or in equity, or before or by any arbitrator or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and NRC knows of no basis for any of the foregoing. Except as set forth on Schedule 2.20, none of NRC or any NRC Subsidiary has received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage that may have a Material Adverse Effect. Neither NRC nor any NRC Subsidiary is in default with respect to any order, writ, injunction or decree known to or served upon NRC or such NRC Subsidiary. Except as set forth on Schedule 2.20, there is no pending action or suit brought by NRC or any NRC Subsidiary against others.

                  Section 2.21   Material Contracts.
                                 -------------------

                  (a) Except as set forth on Schedules 2.21(a), neither NRC nor any NRC Subsidiary is a party to any written or to NRC's knowledge, oral:

                      (i) contract involving an income or expense in excess of $50,000 (on an annualized basis) or contract not made in the ordinary course of business;

                      (ii) consulting agreement or contract for the employment of any officer, employee or other person on a full-time, part-time or consulting basis;

                      (iii) agreement, mortgage, indenture, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a Lien or security interest on, any assets or properties of NRC or any NRC Subsidiary;

                      (iv) option, warrant or other contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of NRC or any NRC Subsidiary; or

                      (v) settlement agreement of any administrative or judicial proceedings within the past five years; or

                      (vi) intellectual property (including trademark) licensing agreement.

                  (b) Except as set forth in Schedule 2.21(b), neither NRC nor any of the NRC Subsidiaries is in breach of or in default in any material respect under any provisions of the contracts, obligations or commitments set forth on Schedule 2.21 (collectively, the "Contracts"), and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default. NRC has made available to Aptec a true and complete copy of all written contracts, obligations or commitments set forth on
Schedule 2.21(b), and accurate descriptions of all oral contracts, obligations or commitments set forth on Schedule 2.21(b).

                  Section 2.22 Conduct of Business. Since June 30, 1998, NRC has preserved the business organization of NRC intact, kept available to NRC the services of all current officers and employees and preserved the goodwill of the suppliers, customers, employees and others having business relations with NRC. Except as set forth on Schedule 2.22, since June 30, 1998, NRC has conducted its business in the ordinary course, has maintained its assets and properties in at least as good order and condition as existed on June 30, 1998 (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct its business and has not and will not through to the Closing Date:

                  (a) incurred any material obligation or liability (absolute, accrued, contingent or other), except in the ordinary course of business;

                  (b) discharged or satisfied any material Lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or other), other than liabilities reflected on the Balance Sheet or incurred since June 30, 1998 in the ordinary course of business consistent with past practice;

                  (c) written down or written off any Accounts Receivable, except as permitted under Section 2.13;

                  (d) increased or established any reserve for taxes or other liabilities on its books or otherwise provided therefor, except for current taxes due in the ordinary course of business;

                  (e) mortgaged, pledged or subjected to any Lien, charge or other encumbrance any of the assets or properties of NRC or any of the NRC Subsidiaries; except for leases and financing of equipment in the ordinary course of business.

                  (f) sold, assigned or transferred any asset, property or business or canceled any debt or claim or waived any right, except sales of inventory and immaterial amounts of other assets in the ordinary course of business;

                  (g) granted any increase in the compensation (including bonuses and deferred compensation) payable to any executive officer, director, or key employee of NRC, or granted any increase in compensation to any other employee of NRC in excess of five percent (5%).

                  (h) made or authorized any capital expenditure for additions to plant and equipment of NRC and the NRC Subsidiaries in excess of $100,000 in the aggregate except as may have been necessary for ordinary repair, maintenance and replacement;

                  (i) made or forgiven any loan to any shareholder or any relative or affiliate of any shareholder, or declared, set aside or paid to any shareholder any dividend or other distribution in respect of its capital stock, or redeemed or purchased any of its capital stock, or agreed to take any such action;

                  (j) transferred any asset or paid any commission, salary or bonus to any shareholder or any relative or affiliate of any shareholder other than the payment of wages or salaries to shareholder employees in the ordinary course of business and as disclosed on Schedule 2.15 or paid any rent, commission or fee to any shareholder or any relative or affiliate of any shareholder other than pursuant to leases disclosed on Schedule 2.11 in the amounts shown thereon;

                  (k) entered into or agreed to enter into any transaction with or for the benefit of any shareholder or any relative or affiliate of any shareholder other than the transactions contemplated by this Agreement and the Stock Acquisition Agreement;

                  (l) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other security of NRC or the NRC Subsidiaries;

                  (m) paid, incurred or made any commitments to pay or incur any default rate of interest, fees, costs or expenses of any nature whatsoever in connection with any credit or loan facilities extended to NRC.

                  Section 2.23   Tax Matters.
                                 ------------

                  (a) Except as set forth on Schedule 2.23(a), NRC and the NRC Subsidiaries in a timely manner (including extensions) have filed and will file all returns and other reports required to be filed on or before the Effective Time by them under all federal, state, local and foreign tax laws to which they are subject. All such returns and reports are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such returns by applicable federal, state, local or foreign tax laws, regulations or rules. NRC and the NRC Subsidiaries have paid in full or set up an adequate reserve in respect of all taxes for the periods covered by such returns, as well as all other taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable, including without limitation all taxes that NRC or any of the Subsidiaries is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. Neither NRC nor any NRC Subsidiary has any tax liability for which an adequate tax reserve has not been established on the Balance Sheet, whether or not disputed, including any interest and penalty in connection therewith, for all periods ending on or prior to the date of the Balance Sheet. There are no representations or warranties being made with respect to: (i) the availability of net operating loss carry forwards for income tax purposes or other carry forwards which may apply for taxable periods after the Effective Time; or (ii) the income tax basis for any assets of NRC or any NRC Subsidiary. With respect to any periods for which tax returns have not yet been required to be filed or for which taxes are not yet due and payable, NRC has only incurred liability for taxes in the ordinary course of its business and in the manner and at a level consistent with prior years.

                  (b) Set forth on Schedule 2.23(b) is a complete list of income and other tax returns filed by NRC or any of the NRC Subsidiaries pursuant to the laws or regulations of any federal, state, local or foreign tax authority that have been examined or audited by the IRS or other appropriate authority during the preceding five years. Also set forth on Schedule 2.23(b) is a complete list of all adjustments resulting from each such examination or audit. No tax examination or audit is in progress. No changes proposed by a taxing authority in an audit during such five year period (other than changes disclosed in Schedule 2.23(b)) can reasonably be expected to affect the amount of tax liability for NRC or any NRC Subsidiary in the future. All deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. The results of any settlement and the necessary adjustments resulting therefrom properly are reflected in the Balance Sheet. The period during which any assessment against NRC or any of the NRC Subsidiaries may be made by the IRS or other appropriate authority has expired without waiver or extension for the years set forth on
Schedule 2.23(b) for each such authority. There are no grounds for any further tax liability with respect to the years ended on or before the date of the Balance Sheet that have not been examined or audited. There is no outstanding agreement or waiver made by or on behalf of NRC or any of the NRC Subsidiaries for the extension of time for any applicable statute of limitations, and neither NRC nor any of the NRC Subsidiaries has requested any extension of time in which to file any tax return.

                  (c) Except for taxes for the payment of which an adequate reserve has been established on the Balance Sheet and for property taxes that are not delinquent, there is no tax Lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets or properties of NRC or any of the NRC Subsidiaries.

                  (d) NRC is not a United States Real Property Holding Corporation (a "USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in ss.1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date.

                  (e) Neither NRC nor any NRC Subsidiary has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

                  (f) NRC has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by NRC or any NRC Subsidiary.

                  (g) None of the assets owned by NRC or any NRC Subsidiary is property that is required to be treated as owned by any other Person pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (h) NRC is not a party to a tax sharing agreement or similar arrangement.

                  (i) Neither NRC nor any NRC Subsidiary has agreed to make, and none is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party; none has any knowledge that the IRS has proposed any such adjustment or change in accounting method; and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of NRC or any NRC Subsidiary.

                  (j) NRC has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make payments, that would not in each case be deductible under Section 280G of the Code.

                  (k) As used in this Agreement, the term "Tax Return" includes any material report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with taxes. As used in this Agreement, the term "Taxes" means any federal, state, local or foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

                  Section 2.24 Absence of Undisclosed Liabilities. Except as specifically identified on Schedules 2.20 and 2.24, neither NRC nor any NRC Subsidiary has any indebtedness or liability, whether accrued, fixed or contingent, other than (a) liabilities reflected in the Balance Sheet, and (b) liabilities incurred in the ordinary course of business of NRC and the NRC Subsidiaries (consistent with past practice in terms of both frequency and amount) subsequent to the date of the Balance Sheet.

                  Section 2.25 Insurance. Set forth on Schedule 2.25 is a complete list and description of all policies of insurance, together with the premiums currently payable thereon, (i) covering damage to goods being manufactured, shipped, held or otherwise processed by NRC or any of the NRC Subsidiaries, (ii) providing for fire, property, casualty, business interruption, personal or product liability, workers' compensation and other forms of insurance coverage for NRC, or (iii) providing for fire, property, casualty and other forms of insurance coverage for the Real Property. All such policies or substantially comparable insurance coverage will be outstanding and in full force and effect at the Closing Date. There was no material inaccuracy in any application for any such insurance coverage. Except as set forth on
Schedule 2.25, there is no claim, action, suit or proceeding arising out of or based upon any of such policies of insurance, and no basis for any such claim, action, suit or proceeding exists. There is no notice of any pending or threatened termination or premium increase with respect to any of such policies, and NRC and the NRC Subsidiaries are in compliance with all conditions contained therein.

                  Section 2.26 Corporate Name. "Nuclear Research Corporation", "NRC" and "NRC Industries" constitute all of the corporate names presently used by NRC and the NRC Subsidiaries. Set forth on Schedule 2.26 is a list of all jurisdictions, and the locations in such jurisdictions, in which the corporate name, or any variations thereof are used by NRC or the NRC Subsidiaries. NRC and the NRC Subsidiaries have the full legal right to use such names in each of such jurisdictions and locations. There is no actual or, to NRC's knowledge, threatened claim by any third party with respect to the use of such names or of any actual or proposed use of the name or any variations thereof by any third party in conflict with the use thereof by NRC and the NRC Subsidiaries. To NRC's knowledge, the use by NRC and the NRC Subsidiaries of the name or any variations thereof do not infringe upon the rights of any third party and neither NRC nor any NRC Subsidiary has granted any third party any right to use such name or any variations thereof.

                  Section 2.27   Transactions with Related Parties.
                                 ----------------------------------

                  (a) Except as set forth on Schedule 2.27, there are no outstanding notes payable to, accounts receivable from or advances by NRC or any of the NRC Subsidiaries to, and neither NRC nor any of the NRC Subsidiaries is otherwise a creditor of, any shareholder or former shareholder of NRC or any relative or affiliate of any shareholder or former shareholder of NRC. Since the date of the Balance Sheet, neither NRC nor any of the NRC Subsidiaries has incurred any obligation or liability to, or become a creditor of, any shareholder or former shareholder of NRC or any relative or affiliate of any shareholder or former shareholder of NRC.

                  (b) Except as set forth on Schedule 2.27, since the date of the Balance Sheet, NRC has neither declared any dividends nor paid any dividends to any shareholder or former shareholder of NRC or any relative or affiliate of any shareholder or former shareholder of NRC.

                  (c) Neither NRC nor any of the NRC Subsidiaries has purchased or leased real property from any shareholder or former shareholder of NRC or any relative or affiliate of such person, including any other instruments granting such leasehold interests, or involving rights, options or other interests.

                  Section 2.28 Permits. NRC and the NRC Subsidiaries have all franchises, licenses, permits, certificates and other authorizations from federal, state, local or to NRC's actual knowledge foreign governments or governmental agencies, departments or bodies that are necessary for the conduct of their business and which, if not obtained, would, individually or in the aggregate, have a Material Adverse Effect (each a "Permit"). Schedule 2.28 contains a list of all Permits. NRC has no knowledge of any fact, error or omission relevant to any Permit that would permit the revocation or withdrawal, or the threatened revocation or withdrawal, thereof. NRC and the Subsidiaries will continue to have the use and benefit thereof and the rights granted thereby after the Merger has occurred.

                  Section 2.29 Bank Accounts. Schedule 2.29 contains an accurate and complete list of:

                  (a) the names and addresses of each bank in which NRC or any NRC Subsidiary has an account;

                  (b) the account numbers of such accounts; and

                  (c) the authorized signatories and amounts for such accounts.

                  Section 2.30 Product Liability. Except as set forth on
Schedule 2.30, there are no pending product liability, warranty, backcharge, or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by NRC or any NRC Subsidiary, (B) the manufacture, sale, distribution, erection or installation of products by NRC or any NRC Subsidiary or (C) the operation of NRC's or any NRC Subsidiary's business.

                  Section 2.31 Customers. Set forth on Schedule 2.31 is a complete list of the ten (10) largest (in terms of dollar volume) customers of NRC and the NRC Subsidiaries for each of the fiscal years ended June 30, 1997 and 1998, indicating the amount paid to NRC by each customer for each such fiscal year and the names of the employees of NRC who are primarily responsible for servicing each such customer as of the date hereof. Except as set forth on
Schedule 2.31, to NRC's knowledge, none of such customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers. Except as set forth on Schedule 2.31, NRC has satisfactory relationships with its major customers, suppliers and contractors, and NRC has no reason to believe there will be any adverse change in any of such relationships, whether by reason of the Merger or for any other reason. None of the employees primarily responsible for servicing customers listed thereon has indicated an intention or to NRC's knowledge, plan to terminate his or her employment with NRC.

                  Section 2.32   Intellectual Property Matters.
                                 ------------------------------

                  (a) As used herein, the term "Intellectual Property Assets" includes:

                      (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                      (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by NRC or any NRC Subsidiary (collectively, "Patents");

                      (iii) all registered copyrights in both published works and unpublished works, and all rights in mask works (collectively, "Copyrights"); and

                      (iv) all know-how, trade secrets, confidential information, customer lists, customer histories, product formulations, product information and specifications, software, technical information, data, process technology, plans, drawings, and blueprints (collectively, "Trade Secrets") owned, used, or licensed by NRC as licensee or licensor.

                  (b) (i)   Schedule 2.32(b) attached hereto contains a
         complete and accurate list and summary description, including any royalties paid or received by NRC, of all contracts relating to the Intellectual Property Assets to which NRC is a party or by which NRC is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which NRC is the licensee. There are no outstanding and to NRC's knowledge no threatened disputes or disagreements with respect to any such agreement.

                      (ii) The Intellectual Property Assets owned or used by NRC are all those necessary for the operation of NRC's business as currently conducted. Except as set forth on Schedule 2.32(b), NRC is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens and, to NRC's knowledge, other adverse claims, and to NRC's knowledge has the right to use without payment to a third party all of the Intellectual Property Assets. No employee of NRC has any rights to or interests in the Intellectual Property Assets.

                      (iii) Except as set forth in Schedule 2.32(c) attached hereto, all NRC research employees who are currently employed or were employed during the past two years have executed written contracts with NRC that assign to NRC all rights to any inventions, improvements, discoveries, or information relating to the business of NRC. To NRC's knowledge, no employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than NRC.

                  (c) Patents.

                      (i) Schedule 2.32(c) attached hereto contains a complete and accurate list and summary description of all Patents.

                      (ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), and, to NRC's knowledge, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                      (iii) To NRC's knowledge, no Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. To NRC's knowledge, there is no potentially interfering patent or patent application of any third party.

                      (iv) Except as set forth on Schedule 2.32(c), and to NRC's actual knowledge, no Patent is infringed or, has been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by NRC infringes or is alleged to infringe any patent or other proprietary right of any other Person. NRC has not received notice of any Person's intent to challenge the validity of any of the Patents.

                      (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

                  (d) Trademarks.

                      (i) Schedule 2.32(d) attached hereto contains a complete and accurate list and summary description of all Marks.

                      (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                      (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to NRC's knowledge, no such action is threatened with respect to any of the Marks.

                      (iv) To NRC's knowledge, there is no potentially interfering trademark or trademark application of any third party.

                      (v) To NRC's knowledge, no Mark is infringed or has been challenged or threatened in any way and none of the Marks used by NRC infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                      (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

                  (e) Copyrights.

                      (i) Schedule 2.32(e) attached hereto contains a complete and accurate list and summary description of all Copyrights.

                      (ii) All Copyrights have been registered and are currently in compliance with all formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                      (iii) No Copyright is infringed or, to NRC's knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                      (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

                  (f) Trade Secrets.

                      (i)   With respect to each Trade Secret, the
         documentation if any, defining such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                      (ii) NRC has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

                      (iii) NRC has an absolute (but not necessarily exclusive) right to use the Trade Secrets. Except as set forth on
         Schedule 2.32(f), the Trade Secrets are not part of the public knowledge or literature, and, to NRC's knowledge, have not been used, divulged, or appropriated either for the benefit of any Person or to the detriment of NRC. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  Section 2.33 Government Contracts. Schedule 2.33 sets forth the nature and dollar amount of each contract obtained by NRC and the NRC Subsidiaries since January 1, 1994 from any U.S. governmental body, agency or department or by reason of NRC's and the NRC Subsidiaries' status as a "small business" or any other preferential, priority or set-aside treatment granted under any federal, state or local law.


                  Section 2.34 Brokers. None of NRC or any of the NRC Subsidiaries, or any of their respective officers, directors or employees, has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF APTEC AND NEWCO


                  Aptec and Newco represent and warrant to NRC as follows:

                  Section 3.01   Corporate Existence and Power.
                                 ------------------------------

                  (a) Aptec is a corporation duly incorporated, validly existing and subsisting under the laws of Ontario, and will on or before the Closing Date, subject to regulatory approval, be continued as a corporation incorporated under the law of the province of New Brunswick, and has and will have on the Closing Date all corporate power required to carry on its business as now conducted. Aptec is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. Aptec has delivered to NRC copies of Aptec's certificate of incorporation and by-laws as currently in effect.

                  (b) Newco is a corporation duly incorporated, validly existing and subsisting under the laws of the Commonwealth of Pennsylvania and has all corporate power required to carry on its business as now conducted. Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary. Newco has delivered to NRC copies of Newco's articles of incorporation and by-laws as currently in effect.

                  Section 3.02 Corporate Authorization. The execution, delivery and performance by each of Aptec and Newco of this Agreement and the consummation by Aptec and Newco of the transactions contemplated hereby are within the corporate powers of each of Aptec and Newco and have been duly authorized by all necessary corporate action on the part of Aptec and Newco. This Agreement has been duly and validly executed and delivered by each of Aptec and Newco and, assuming the due and valid authorization, execution and delivery of this Agreement by NRC, constitutes a valid and binding agreement of each of Aptec and Newco, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of each of Aptec and Newco, and Aptec as the sole shareholder of Newco, have approved the Merger, this Agreement and the transactions contemplated hereby. No other corporate proceedings or shareholder approvals on the part of Aptec or Newco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.

                  Section 3.03 Governmental Authorization. The execution, delivery and performance by each of Aptec and Newco of this Agreement and the consummation by each of Aptec and Newco of the Merger and the other transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than: (i) the filing of the articles of merger as contemplated by Section 1.01(a); (ii) compliance with any applicable requirements of the Exchange Act; and (iii) Canadian, federal and provincial regulatory consents and filings.

                  Section 3.04 Non-contravention. Assuming compliance with the matters referred to in Section 3.03, the execution, delivery and performance by each of Aptec and Newco of this Agreement and the consummation by each of Aptec and Newco of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the articles or by-laws of each of Aptec and Newco;
(ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Aptec, Newco or any Subsidiary of Aptec; (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of Aptec, Newco or any Subsidiary of Aptec or to a loss of any material benefit to which Aptec, Newco or any Subsidiary of Aptec is entitled or require any consent, approval or authorization under any provision of any material agreement, contract or other instrument binding upon Aptec, Newco or any Subsidiary of Aptec or any of their respective assets (including any material license, franchise, permit or other similar authorization held by Aptec, Newco or any Subsidiary of Aptec); or (iv) result in the creation or imposition of any Lien on any material asset of Aptec, Newco or any Subsidiary of Aptec.


                  Section 3.05 Aptec Shares. The Shares of Aptec Common Stock issued to the Pollock Holders in the Merger, when issued, will be validly issued, fully paid, and non-assessable.


                                   ARTICLE IV

                           COVENANTS OF APTEC AND NRC

                  Section 4.01 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary or advisable under applicable laws and regulations to ensure that the conditions set forth in Article V are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the

Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party will take all such action.

                  Section 4.02 NRC Shareholder Meeting.

                  (a) NRC will take all action necessary in accordance with the PBCL, the Exchange Act, and its Articles of Incorporation and by-laws to call, give notice of and hold a meeting (the "Shareholder Meeting") of its shareholders to consider and vote upon the approval and adoption of this Agreement and the Merger and for such other purposes as may be necessary or desirable.

                  (b) Promptly after the date hereof, NRC will prepare a proxy statement pertaining to the Shareholder Meeting to be distributed to the holders of NRC Common Stock (the "Proxy Statement"). The NRC Board will recommend that the shareholders of NRC vote to approve the Merger and adopt this Agreement and approve any other matters to be submitted to shareholders in connection therewith, and NRC will include such recommendation in the Proxy Statement.

                  (c) NRC will promptly notify Aptec of the receipt of comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and promptly will supply Aptec with copies of all correspondence between NRC and the SEC with respect thereto. If, at any time prior to the NRC Shareholder Meeting, any event should occur relating to or affecting NRC, Aptec or Newco, or to their respective Subsidiaries, officers or directors, which event should be described in an amendment or supplement to the Proxy Statement, the parties promptly will inform each other and cooperate in preparing, filing and having declared effective or clearing with the SEC and, if required by applicable state securities laws, distributing to NRC's shareholders such amendment or supplement.

                  Section 4.03 Consents. Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of any Governmental Entity or any other Person required in connection with the consummation of the transactions contemplated by this Agreement.

                  Section 4.04 Public Announcements. Neither Aptec nor NRC will issue any press release or make any other public announcement concerning this Agreement, the Merger or the transactions contemplated hereby without the prior consent of the other, except that either party may make such public disclosure that it believes in good faith to be required by law (in which event such party will notify the other party prior to making such disclosure).

                  Section 4.05 Notification of Certain Matters. Aptec and NRC promptly will notify the other of: (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely to cause any (x) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (y) material covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) any failure of NRC, Aptec or Newco to comply with or satisfy in any material respect any covenant, condition or agreement contained in this Agreement.

                  Section 4.06 Access to Information. From the date hereof until the Effective Time, Aptec and NRC will, and will cause each of their Subsidiaries to: (i) give the other party and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries as the other party reasonably may request, and furnish the other party with such financial and operating data and other information as the other party reasonably may request; and (ii) instruct such parties' employees, counsel and financial advisors to cooperate with the other party in their investigation of the business of such party and its Subsidiaries.


                  Section 4.07 Tax-free Reorganization. Prior to the Effective Time, each party will use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368 of the Code, and will not take any action reasonably likely to cause the Merger not to qualify as such a reorganization.


                                    ARTICLE V

                            CONDITIONS TO THE MERGER


                  Section 5.01 Conditions to the Obligations of Each Party. The respective obligations of the parties to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                  (a) The shareholders of NRC shall have approved and adopted this Agreement and the Merger pursuant to the requirements of NRC's articles of incorporation and by-laws and the PBCL;

                  (b) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered after the parties have used their reasonable best efforts to prevent such entry. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger;

                  (c) NRC shall have received an opinion of Wolf, Block, Schorr and Solis- Cohen LLP, dated the Effective Time, to the effect that (i) the Merger should be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Aptec, Newco and NRC should be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Wolf, Block, Schorr and Solis-Cohen LLP may receive and rely upon representations contained in certificates of Aptec,

Newco, EM, NRC and others, in each case in form and substance reasonably acceptable to such counsel;

                  (d) NRC's indebtedness to First Union National Bank shall have been repaid in full and new credit facilities acceptable to Aptec and EM shall have been established in an amount sufficient to effect make such repayment;

                  (e) Howard, Lawson & Co. shall not have withdrawn its fairness opinion; and

                  (f) All conditions to closing of the Stock Acquisition Agreement dated the date hereof among EM, the Pollock Holders, the Zieba Holders, Aptec and NRC (the "Stock Acquisition Agreement") shall have been satisfied or waived and the closing of the transactions contemplated therein shall have taken place simultaneously with the Merger.

                  Section 5.02 Conditions Precedent to the Obligations of Aptec and Newco. The obligations of Aptec and Newco to consummate the Merger are subject to the satisfaction, at or prior to the Effective Time, of each of the following further conditions:

                  (a) Each of the representations and warranties of NRC contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date. Aptec shall have received a certificate to such effect by an executive officer of NRC;

                  (b) NRC shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date. Aptec shall have received a certificate to such effect of an executive officer of NRC;

                  (c) All consents, waivers, approvals and authorizations required to be obtained from any Governmental Entity prior to the consummation of the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent, waiver, approval or authorization would not have a Material Adverse Effect;

                  (d) On or before the tenth (10th) Business Day from the date of this Agreement, First Union National Bank shall have delivered to NRC, and NRC shall have delivered to Aptec and EM, in form and substance acceptable to Aptec and EM, written confirmation that its credit facilities have been extended through October 31, 1999 upon the terms currently in effect; and

                  (e) Public Shareholders who shall have dissented and demanded the right to receive the fair value of their shares of NRC Common Stock, as provided in Section 1.09, shall not represent in the aggregate more than ten percent (10%) of all shares of NRC Common Stock held by the Public Shareholders immediately before the Effective Time.

                  Section 5.03 Conditions Precedent to the Obligations of NRC. The obligation of NRC to consummate the Merger is subject to the satisfaction, at or prior to the Effective Time, of each of the following further conditions:

                  (a) Each of the representations and warranties of Aptec and Newco contained in this Agreement shall have been true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such date. NRC shall have received a certificate to such effect of an executive officer of Aptec;

                  (b) Each of Aptec and Newco shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date. NRC shall have received a certificate to such effect of an executive officer of Aptec; and

                  (c) All consents, waivers, approvals and authorizations required to be obtained from any Governmental Entity prior to the consummation of the transactions contemplated hereby shall have been obtained, except where the failure to obtain any such consent, waiver, approval or authorization would not have a Material Adverse Effect.


                                   ARTICLE VI

               REPRESENTATIONS, WARRANTIES AND COVENANTS SURVIVING
                                   THE MERGER

                  Section 6.01 Covenants to the Pollock Holders. The representations, warranties and covenants in this Article VI shall survive the Merger and apply for the period of set forth therein; provided, however, that such covenants shall terminate and have no further force or effect in the event that each Statement Filer, as defined below, disposes of its shares of Aptec stock in a taxable transaction. The indemnification provision of Section 6.03 shall survive for the period provided in Section 6.03.

                  Section 6.02 Representations, Warranties and Covenants of Aptec. Aptec hereby represents, warrants and covenants with the Pollock Holders that:

                  (a) On the Closing Date, Aptec will have been engaged in an active trade or business (as defined in Treas. Reg. ss. 1.367(a)-3(c)(3)(i)(A) and (ii)) in Canada throughout the entire 36-month period ending at the Effective Time;

                  (b) Neither Aptec nor Newco has, nor will have at the Effective Time, any intention to dispose of or discontinue the trade or business that it conducts in Canada referred to in Section 6.02(a);

                  (c) Before January 1, 2005, Aptec will not dispose of any of the shares of Newco stock owned following the Merger, except in (i) dispositions that do not constitute exchanges for United States federal income tax purposes and (ii) dispositions in which gain is not required to be recognized for United States federal income tax purposes;

                  (d) Before January 1, 2005, Aptec will cause Newco not to dispose of substantially all, within the meaning of Section 368(a)(1)(C) of the Code, of the assets of NRC received in the Merger, except for dispositions described in Treas. Reg. ss. 1.367(a)-8(e)(3)(B);

                  (e) (i) In the event Aptec disposes of the stock of Newco or Newco disposes of substantially all of the assets of NRC received in the Merger, in either case in a transaction not violating Section 6.02(c) or Section 6.02(d), Aptec shall cooperate with the Pollock Holders in complying with the requirements of Section 367 of the Code and the regulations promulgated thereunder, and shall provide the Pollock Holders with any information that is within the control of Aptec or Newco and that is reasonably requested to enable them to comply with such statute and regulations and (ii) in the event Aptec disposes of the stock of Newco or Newco disposes of substantially all of the assets of NRC received in the Merger, in either case in a transaction violating the covenants of Section 6.02(c) or Section 6.02(d), Aptec shall provide notice of such disposition to the Pollock Holders;

                  (f) Aptec shall cause NRC to attach to NRC's timely filed income tax return for the fiscal year ending on the date of the Merger a "Section 367(a) - Reporting of Cross-- Border Transfer under Reg. ss. 1.367(a)-3(c)(6)" statement including the information required by Treas. Reg. ss. 1.367(a)-3(c)(6) and meeting the other requirements of that section;

                  (g) None of the Shareholders of Aptec is, and immediately before the Effective Time none will be, a U.S. person for U.S. federal income tax purposes; and

                  (h) No assets have been or will be acquired by Aptec during the 36-month period ending at the Effective Time other than in the ordinary course of business, except assets the acquisition of which is described in Treas. Reg. ss. 1.367(a)-3(c)(3)(iii)(B)(1).

                  Section 6.03   Indemnification for Certain Tax Consequences.
                                 ---------------------------------------------

                  (a) If Aptec or Newco breaches or violates any of the representations, warranties and covenants contained in Section 6.02 of this Agreement, which results in a Statement Filer, as defined below, (or any other person) being required to recognize gain on the exchange of his or her NRC Common Stock or warrants for Aptec Common Stock (the "NRC Exchange"), prior to the end of the five taxable year period referred to in Treas. Reg. ss. 1.367(a)- 8(b)(3) (the "End Date"), then Aptec shall be liable to reimburse the Statement Filer (or other person) for the amount of interest and penalties which he or she is required to pay to the United States Government as a consequence of such gain recognition [plus an amount equal to the Hypothetical Interest (as defined below) on the amount of income tax paid to the United States Government by the Statement Filer(s) as a consequence of such gain recognition;] provided, however, that no amounts shall be due pursuant to this Section 6.03 to the extent that amounts are paid by EM pursuant to Section 5.11 of the Stock Acquisition Agreement. Each such reimbursement amount shall be grossed up to take into account the amount of additional tax payable by the Statement Filer as a consequence of receipt of any reimbursement as provided above plus the amount of any gross-up received pursuant to this sentence. Any claim for indemnification under this Section 6.03 must be made within 30 days after the expiration of the statute of limitations on assessment of tax for the relevant year.

                  (b) A "Statement Filer" is a person who files a Gain Recognition Agreement under Treas. Reg. ss. 1.367(a)-8 with respect to any NRC Exchange.

                  (c) Any amounts due pursuant to Section 6.03(a) with respect to the payment of interest and penalties paid to the United States Government by the Statement Filer(s) shall be paid to the Statement Filer(s) within ten (10) Business Days after the delivery to EM of a calculation in reasonable detail of the interest and penalties paid and proof of payment of the interest and penalties. Any amounts due pursuant to Section 6.03(a) with respect to the tax on any gross-up shall be paid to the Statement Filer(s) within ten (10) Business Days after the delivery to EM of a calculation in reasonable detail of the amount of income tax due as a result of the receipt of any such gross-up and proof of payment of the tax.

                  (d) "Hypothetical Interest" with respect to tax paid by any Statement Filer shall mean an amount of interest calculated at the rate of Prime (as defined below) plus three percentage points compounded monthly for the period beginning with the date on which an amount of tax is paid by the Statement Filer(s) to United States Government and ending on the End Date. Hypothetical Interest due hereunder to the Statement Filer(s) shall be paid in arrears on the first day of each quarter annual period following the Tax Payment Date.

                  (e) "Prime" for purposes of this Agreement shall mean the Prime Rate as published in the Wall Street Journal on the Closing Date.

                  (f) No limitation set forth in this Agreement except in this
Article VI or any other agreement with respect to time or amount of indemnification due any party hereunder shall apply to amounts due under this
Section 6.03.


                                   ARTICLE VII

                                   TERMINATION

                  Section 7.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of NRC:

                  (a) by mutual written agreement of NRC and Aptec;

                  (b) by either NRC or Aptec, if the Merger has not been consummated by September 30, 1999; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; and further provided that Aptec may in its sole discretion extend the date for the consummation of the

Merger to a date not later than October 31, 1999 in the event that the definitive Proxy Statement is not mailed to NRC's Shareholders on or before August 16, 1999;

                  (c) by either NRC or Aptec, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the parties from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

                  (d) by Aptec, in the event of any material breach by the Pollock Holders under the Voting Agreement;

                  (e) by Aptec, upon a material breach of any representation, warranty, covenant or agreement of NRC, or if any representation or warranty of NRC shall become untrue in any material respect; and

                  (f) by NRC, upon a material breach of any representation, warranty, covenant or agreement of Aptec or Newco, or if any representation or warranty of Aptec or Newco shall become untrue.

                  (g) If an event comes to the attention of Aptec at any time prior to Closing which could reasonably form the basis of a claim by EM under the Stock Acquisition Agreement ("SAA") that EM would not close under the SAA (the "Event"), Aptec shall be required to:


                      (i) Immediately notify each of EM and NRC of the occurrence of the Event and inquire of EM if it intends to close under the SAA notwithstanding the Event, and

                      (ii) within 10 business days of such notice advise NRC of EM's reply to the inquiry reference in clause (i) above.


                  If, as and when EM advises Aptec of its intention not to close under the SAA, or fails to respond to such notice, NRC shall be entitled to terminate, and be released of its obligations pursuant to the Agreement and Plan of Merger without any further action on the part of either Aptec or NRC.

                  The party desiring to terminate this Agreement pursuant to this Section 7.01 shall give notice of such termination to the other party.

                  Section 7.02 Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement will become void and of no effect with no liability on the part of any party hereto or its respective directors, officers or shareholders, except that the agreements contained in
Section 7.03 will survive the termination hereof. Nothing herein shall relieve any party from liability for any breach of this Agreement.

                  Section 7.03 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such expenses, except as otherwise provided in the SAA.


                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

                           If to Aptec or Newco, to:

                           Aptec Instruments Ltd.
                           East 50B Caldari Road
                           Concord, Ontario
                           Canada  L4K 4N8
                           Attention: Edward Zieba

                           with a copy to:

                           Torkin Manes Cohen & Arbus
                           151 Yonge Street, Suite 1500
                           Toronto, Ontario
                           Canada  M5C 2W7
                           Attention: Howard Burshtein, Esq.

                           and with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York  10166
                           Telephone: (212) 351-4000
                           Facsimile: (212) 351-4035
                           Attention: Stephan H. Haimo, Esq.

                           If to NRC, to:

                           Nuclear Research Corporation
                           125 Titus Avenue
                           Warrington, Pennsylvania  18976
                           Attention: Earl M. Pollock
                           with a copy if on or before July 4, 1999 to:

                           Wolf, Block, Schorr and Solis-Cohen LLP
                           111 South 15th Street
                           Philadelphia, Pennsylvania  19102-2678
                           Attention: Mark K. Kessler, Esq.

                           and if after July 4, 1999 a copy to:

                           Wolf, Block, Schorr & Solis-Cohen LLP
                           1650 Arch Street, 22nd Floor
                           Philadelphia, Pennsylvania 19103
                           Attention: Mark K. Kessler, Esq.

                           and a copy to:

                           Adelman, Lavine, Gold and Levin
                           Two Penn Center Plaza
                           Suite 1900
                           Philadelphia, Pennsylvania 19102
                           Attention: Gary M. Schildhorn, Esq.

or such other address or facsimile number as such party may specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication will be effective: (i) if delivered in person, when such delivery is made at the address specified in this Section 8.01; (ii) if delivered by overnight courier, the next Business Day after such delivery is sent to the address specified in this Section 8.01; or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.01 and the appropriate confirmation is received.

                  Section 8.02 Survival of Representations, Warranties and Agreements. The representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto will not survive beyond the Effective Time. This Section 8.02 will not limit any covenant or agreement of the parties which by its terms contemplates performance or application after the Effective Time, including, but not limited to, the representations, warranties and covenants contained in Article VI and Section 7.03.

                  Section 8.03 Amendment. This Agreement may be amended by NRC and Aptec at any time before or after any approval of this Agreement by the shareholders of NRC. After any such approval, no amendment may be made that: (i) decreases the Cash Consideration or that adversely affects the rights of NRC's shareholders without the approval of such shareholders; or (ii) adversely affects the rights of the Pollock Holders without the approval of the Pollock Holders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                  Section 8.04 Extension; Waiver. At any time prior to the Effective Time, the parties may: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                  Section 8.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties.

                  Section 8.06 Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of New York applicable to agreements entered into and to be performed wholly within such State, except that the PBCL will apply to the Merger.

                  Section 8.07 Jurisdiction. Each of the parties: (i) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of New York in the event any dispute arises out of this Agreement or the Merger; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than a federal or state court sitting in the State of New York.

                  Section 8.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party shall have received counterparts hereof signed by all of the other parties.

                  Section 8.09 Entire Agreement. This Agreement and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any party.

                  Section 8.10 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 8.11 Severability. In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                  Section 8.12   Additional Definitions.
                                 -----------------------

                  (a) When used in this Agreement, the following terms have the following meanings:

                  "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

                  "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are authorized or obligated to be closed.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Dollars" or "$" means United States dollars, unless otherwise specified.

                  "GAAP" means generally accepted accounting principles consistently applied in effect in the United States of America as of the date of the applicable determination.

                  "Governmental Entity" means any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

                  "knowledge of NRC" means any fact or matter which is known by any officer or director of NRC, or should have been known by such person after due inquiry.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  "Material Adverse Effect" means any change or event that individually or when taken together with all other changes and events, is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations or condition (financial or otherwise) or prospects of NRC and its Subsidiaries, taken as a whole, other than any such effect arising out of or resulting from the transactions contemplated by this Agreement or general economic, financial, or market conditions. A Material Adverse Effect shall be conclusively deemed to exist if there occurs any event which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $75,000.

                  "NRC Subsidiary" means any Subsidiary of NRC.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  "SEC" means the Securities and Exchange Commission.

                  "Subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person.

                  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed by its respective authorized officer as of the day and year first above written.


                                   APTEC INSTRUMENTS LTD.


                                   By: /s/ Edward Zieba
                                       -----------------------------------------
                                           Name:    Edward Zieba
                                           Title:   President


                                   APTEC ACQUISITION CORPORATION


                                   By: /s/ Edward Zieba
                                       -----------------------------------------
                                           Name:    Edward Zieba
                                           Title:   President


                                   NUCLEAR RESEARCH CORPORATION


                                   By: /s/ Earl M. Pollock
                                       -----------------------------------------
                                           Name:    Earl M. Pollock
                                           Title:   President